Exhibit 99.1

HOLLY ENERGY PARTNERS, L.P.
ANNOUNCES PRICING OF SENIOR NOTES

DALLAS, June 14, 2005 — Holly Energy Partners, L.P., (NYSE:HEP) today announced that it has priced an offering of $35 million principal amount of its 6.25% senior notes due 2015. The offering has been made to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933. The offering is expected to close June 28, 2005, subject to customary closing conditions.

      The senior notes have been offered as additional debt securities under the indenture pursuant to which, on February 28, 2005, Holly Energy issued $150 million principal amount of 6.25% senior notes due 2015. The new notes and the notes previously issued under the indenture will be treated as a single class of debt securities. Like the previously issued notes, the new notes will be general unsecured obligations of Holly Energy.

      Holly Energy intends to use the proceeds of the offering to fund part of the cash portion of the $81.5 million consideration for Holly Energy’s previously announced pending acquisition, which is currently expected to close before the end of July, of certain intermediate pipelines from Holly Corporation, or for general partnership purposes if the acquisition is not completed.

      This release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein. The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

      Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation which owns a 47.9% interest in Holly Energy. Holly Energy owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, Holly Energy owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.

      The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to Holly Energy’s offering of senior notes and closing of the Holly intermediate pipelines transaction are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those detailed from time to time in Holly Energy’s SEC filings. The Partnership cannot provide any assurance that the senior notes offering or the Holly intermediate pipelines transaction will be completed. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and

Chief Financial Officer

M. Neale Hickerson, Vice President,

Investor Relations

Holly Energy Partners

214/871-3555